September __, 2006

Paul Burgess
Science Dynamics Corporation
7150 N. Park Drive, Suite 500
Pennsauken, NJ 08109

Dear Mr. Burgess:

On behalf of each of THE KESHET FUND L.P. and KESHET L.P. (collectively, the “Investor”), I write in regard to the various Convertible Notes (the “Notes”) issued by Science Dynamics Corporation (the “Company”) to the Investor prior to the date hereof.

This letter is to confirm the understanding reached by the Investor and the Company with respect to the Notes. The Investor hereby agrees that upon the issuance by the Company to the Investor of 3,000,000 duly authorized, validly issued, lien free and unencumbered shares of common stock of the Company, par value $0.01 (the “Shares”), and the receipt by the Investor of said Shares, all of the obligations arising under the Notes (except for obligations pursuant to indemnification and other provisions of the Notes and related documentation which by their terms survive the payment of such obligations) (the “Obligations”) shall be deemed to be repaid in full and (ii) the Investor will, at the Company’s expense, terminate all of its agreements with the Company, other than in respect of (x) indemnification and expense reimbursement provisions of such agreements and such other provisions thereof as expressly survive the payment in full of the Obligations and (y) any options and/or warrants received by Investor from the Company. The Investor acknowledges that the Shares are restricted securities, as defined in Rule 144 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. By agreement and acknowledgement of this letter agreement, the Company covenants that the Shares, when delivered to the Investor, will not be subject to any lien or encumbrance other than those incurred by the Investor or those which arise as a result of actions or conduct of the Investor.

Very truly yours, THE KESHET FUND L.P. KESHET L.P.

By:	KESHET MANAGEMENT LIMITED, as fund manager of the Investor
Name:
Title:

Accepted and Agreed:

SCIENCE DYNAMICS CORPORATION

By:

Name:
Title: